UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 19, 2006

Neoware, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21240	23-2705700

(Commission File Number)	(IRS Employer Identification No.)

3200 Horizon Drive, King of Prussia, Pennsylvania 19406

(Address of Principal Executive Offices)	(Zip Code)

(610) 277-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 19, 2006, Mr. Roy Zatcoff resigned as Executive Vice President, Marketing and Development, of Neoware, Inc. (the “Company”), effective October 31, 2006. In connection with Mr. Zatcoff’s resignation, the Company and Mr. Zatcoff entered into a separation agreement providing for the continuation of his base salary for a period of four months, payable over the Company’s normal payroll periods, and the payment of COBRA premiums to continue his health insurance coverage for the four-month period. In exchange for the consideration provided by the Company, Mr. Zatcoff executed a general release of claims in favor of the Company. The Company executed a limited release of claims related to Mr. Zatcoff’s performance of his employment duties in favor of Mr. Zatcoff.

In connection with Mr. Zatcoff’s resignation, the responsibilities of his position will be assumed by Mr. Matthew Wrabley, currently Executive Vice President of Business Development, and Mr. Edward Parks, currently Vice President of Engineering. Mr. Wrabley, who has been appointed Executive Vice President of Marketing and Business Development, will be responsible for directing the Company’s global marketing communications program and product management functions. In addition, Mr. Wrabley will continue to be responsible for business development activities and strategic technology partner relationships. Mr. Parks, who has been appointed Vice President of Worldwide Engineering, will be responsible for directing the Company’s engineering teams on a global basis and for delivering the Company’s product technology solutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 25, 2006	Neoware, Inc.

(Registrant)

/s/ Keith D. Schneck

Keith D. Schneck
Executive Vice President and Chief Financial Officer